Exhibit 99.1

ESCO ENERGY SERVICES COMPANY

FINANCIAL STATEMENTS
YEARS ENDED
December 31, 2013 and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder
Esco Energy Services Company
Lennox, MA

We have audited the accompanying balance sheets of Esco Energy Services Company (the “Company”) as of December 31, 2013 and 2012 and the related statements of operations, changes in stockholder’s equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Esco Energy Services Company as of December 31, 2013 and 2012 and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas
January 2, 2015

ESCO ENERGY SERVICES COMPANY
Balance Sheets
December 31, 2013 and 2012

	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$221,023	$131,134
Contracts receivable	2,209,413	1,080,169
Costs and estimated earnings in excess of billings on uncompleted contracts	691,255	378,966
Materials and supplies	50,972	15,590
Prepaid expenses and other current assets	16,087	17,478
Total current assets	3,188,750	1,623,337
Non-current portion of contracts receivable	234,000	-
Property and equipment, net	179,690	95,165
Deposits	5,182	2,762
Total assets	$3,607,622	$1,721,264

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$1,852,861	$705,169
Billings in excess of costs and estimated earnings on uncompleted contracts	546,946	151,212
Deferred contract revenue	20,659	-
Line of credit	900,805	715,805
Current portion of long-term debt	41,708	8,037
Due to stockholder	-	275,000
Income taxes payable	6,559	2,356
Total current liabilities	3,369,538	1,857,579
Long-term debt, net of current portion	22,975	18,026
Total liabilities	3,392,513	1,875,605

Commitments and contingencies	-	-

Stockholder's equity (deficit):
Common stock, $0.00 par value. 200,000 shares authorized; 199 and 199 shares
issued and outstanding as of December 31, 2013 and 2012, respectively	1,000	1,000
Additional paid-in capital	3,094,898	2,819,898
Accumulated deficit	(2,880,789)	(2,975,239)
Total stockholder's equity (deficit)	215,109	(154,341)
Total liabilities and stockholder's equity (deficit)	$3,607,622	$1,721,264

The accompanying notes are an integral part of the financial statements.

ESCO ENERGY SERVICES COMPANY
Statements of Operations
For the Years Ended December 31, 2013 and 2012

	2013	2012

Revenue	$6,630,893	$3,440,393
Cost of revenue	4,527,750	2,447,587
Gross margin	2,103,143	992,806
Operating expenses:
Depreciation and amortization	18,515	17,308
Selling and marketing	32,671	14,796
General and administrative	1,664,416	1,647,360
Professional fees	112,031	208,652
Total operating expenses	1,827,633	1,888,116
Income (loss) from operations	275,510	(895,310)
Other income (expense)
Interest expense, net	(35,736)	(33,189)
Total other income (expense)	(35,736)	(33,189)
Income (loss) before income taxes	239,774	(928,499)
Provision for income taxes (benefit)	(1,587)	9,824
Net income (loss)	$241,361	$(938,323)

Basic and diluted earnings (loss) per common share	$1,213	$(4,715)

Weighted-average number of common shares outstanding:
Basic and diluted	199	199

The accompanying notes are an integral part of the financial statements.

ESCO ENERGY SERVICES COMPANY
Statements of Changes in Stockholder’s Equity (Deficit)
For the Years Ended December 31, 2013 and 2012

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholder's
	Shares	Value	Capital	Deficit	Equity (Deficit)

Balance, December 31, 2011	199	$1,000	$2,669,898	$(1,911,815)	$759,083

Contributions from stockholder	-	-	150,000	-	150,000

Distributions to stockholder	-	-	-	(125,101)	(125,101)

Net loss	-	-	-	(938,323)	(938,323)

Balance, December 31, 2012	199	1,000	2,819,898	(2,975,239)	(154,341)

Write off of loan from stockholder	-	-	275,000	-	275,000

Distributions to stockholder	-	-	-	(146,911)	(146,911)

Net income	-	-	-	241,361	241,361

Balance, December 31, 2013	199	$1,000	$3,094,898	$(2,880,789)	$215,109

The accompanying notes are an integral part of the financial statements.

ESCO ENERGY SERVICES COMPANY
Statements of Cash Flows
For the Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities of continuing operations:
Net income (loss)	$241,361	$(938,323)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	18,515	17,308
Bad debt expense	1,474	-
Changes in operating assets and liabilities:
Contracts receivable	(1,364,718)	450,523
Costs and estimated earnings in excess of billings on uncompleted contracts	(312,289)	1,059,608
Materials and supplies	(35,382)	(15,590)
Prepaid expenses and other current assets	1,391	(13,911)
Deposits	(2,420)	187
Accounts payable and accrued liabilities	1,147,692	(500,019)
Billings in excess of costs and estimated earnings on uncompleted contracts	395,734	151,212
Deferred revenue	20,659	-
Income taxes payable	4,203	(12,482)
Net cash provided by operating activities	116,220	198,513

Cash flows from investing activities:
Capital expenditures	(55,983)	(29,210)
Net cash used in investing activities	(55,983)	(29,210)

Cash flows from financing activities:
Proceeds from line of credit	855,000	330,000
Proceeds from stockholder contribution	-	150,000
Distributions made to stockholder	(146,911)	(125,101)
Repayments of line of credit	(670,000)	(650,000)
Repayments of long-term debt	(8,437)	(11,199)
Net cash provided by (used in) financing activities	29,652	(306,300)

Net increase (decrease) in cash and cash equivalents	89,889	(136,997)
Cash and cash equivalents at beginning of period	131,134	268,131
Cash and cash equivalents at end of period	$221,023	$131,134

Supplemental disclosure of cash flow information:
Cash paid for interest	$35,849	$33,212
Cash paid for income taxes	$926	$-

Supplemental disclosure of non-cash investing and financing activities:
Property and equipment acquired through financing	$47,057	$32,626
Write off of loan payable to stockholder	$275,000	$-

The accompanying notes are an integral part of the financial statements.

ESCO ENERGY SERVICES COMPANY
Notes to Financial Statements
December 31, 2013 and 2012

1.	NATURE OF OPERATIONS

ESCO Energy Services Company (“we”, “our”, the "Company") was incorporated in the State of Massachusetts in 1993. The Company is a construction contractor engaged in commercial lighting efficiency projects located primarily in the northeastern United States.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Operating cycle

The length of the Company's contracts varies, but is typically less than one year. Assets and liabilities relating to long-term contracts are included in current assets and current liabilities in the accompanying balance sheet as they will be liquidated in the normal course of contract completion, although this may require more than one year.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.
Revenue and cost recognition

Construction revenue is recognized on the "percentage-of-completion" method, measured by the percentage of total costs incurred to date to estimated total costs for each contract. This method is utilized because management considers the cost-to-cost method the best available measure of progress on these contracts.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenue when their realization is reasonably assured. An amount equal to contract costs attributable to claims is included in revenue when realization is probable and the amount can be reliably estimated.

The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenue recognized in excess of amounts billed.  The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenue recognized.

Contracts receivable

Contracts receivable from performing construction work are based on contracted terms. The Company may provide an allowance for doubtful collections, which would be based upon a review of outstanding receivables, historical collection information and existing economic conditions.

Contracts receivable are due 30 days after the issuance of the invoice. Contract retentions are due 30 days after completion of the project and acceptance by the owner. Delinquent receivables are written-off based on individual credit evaluation and specific circumstances of the customer.

The Company has an agreement to sell certain contracts receivable at a discount on a non- recourse basis.

Credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and contract and retainage receivables.

The Company maintains its cash balances with high-credit quality financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation. At times, such amounts may exceed federally insured limits. At December 31, 2013, the Company had no cash balances in excess of federally insured limits.

Contract and retainage receivables are due from customers located primarily in the northeastern United States. The Company does not require collateral in most cases, but may file claims against the construction projects if a default in payment occurs.

Customer concentrations

The Company obtains its contract work primarily through a competitive bid process. This may result in the Company earning a substantial portion of its revenue from relatively few customers in any given period. During the year ended December 31, 2013, the Company earned approximately 60% of its revenue from two customers. At December 31, 2013, approximately 88%, of billed contracts receivable balances were due from three customers. During the year ended December 31, 2012, the Company earned approximately 49% of its revenue from two customers. At December 31, 2012, approximately 53%, of billed contracts receivable balances were due from three customers.

Materials and supplies

Materials and supplies consist of miscellaneous supplies and materials to be used on future contracts recorded at the lower of cost or market.

Deferred construction revenue

The Company has billed owners on contracts which are in the mobilization stage. These billings have been deferred by the Company and are included in the balance sheet under the caption "Deferred contract revenue".

Property and equipment and leasehold improvements

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation has been provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations in the period incurred. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Office equipment	3 – 7 years
Furniture and fixtures	7 – 10 years
Transportation equipment	5 years
Leasehold improvements	Lesser of economic life or lease term

Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing a review for impairment, the Company compares the carrying value of the assets with their estimated future undiscounted cash flows. If it is determined that an impairment has occurred, the loss would be recognized during that period. The impairment loss is calculated as the difference between the asset carrying values and the present value of estimated net cash flows or comparable market values, giving consideration to recent operating performance and pricing trends. The Company does not believe any material impairment currently exists related to the long-lived assets.

Income taxes

The Company accounts for income taxes pursuant to the asset and liability method which requires deferred tax assets and liabilities be computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income, if applicable. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The stockholder of the Company has elected to be taxed as an "S" Corporation under the provisions of the Internal Revenue Code (the "IRC"). The Company has not elected "S" status for all of the states it does business in. The income for Federal and state tax purposes, in those states where the Company has elected "S" status, is passed through to the stockholder and ultimately is taxed at the individual level. As a result, no provisions are made for Federal corporate or state franchise taxes, except for state tax on "S" Corporations, when applicable and in those states where the Company has not elected "S" status.

Construction contracts are reported under the accrual method for income tax purposes and under the percentage-of-completion method for financial statement purposes. Accelerated depreciation may be used for tax reporting, and the straight-line method is used for financial statement reporting.

The Company has no unrecognized tax benefits at December 31, 2013 and 2012. The Company's Federal and state income tax returns prior to fiscal year 2010 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters as part of the income tax provision and includes accrued interest and penalties with the related tax liability in the balance sheets.

Fair value measurements

The carrying amounts reported in the balance sheets for accounts receivable and payables are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs. The Company utilizes a three-level valuation hierarchy for disclosures of fair value measurements, defined as follows:

Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3: inputs to the valuation methodology are unobservable and significant to the fair value

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Sales taxes

The Company collects sales tax form certain customers and remits the entire amount to the applicable taxing authority. The Company's accounting policy is to exclude the tax collected and remitted to the tax authority from revenue and costs.

Advertising

Advertising costs, which are include in general and administrative expenses, are expensed as incurred. Advertising costs charged to operations for the years ended December 31, 2013 and 2012 amount to approximately $32,000 and $7,000, respectively.

Recent accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.	CONTRACTS RECEIVABLE

Contracts receivable at December 31, 2013 and 2012 consisted of the following:

	December 31, 2013	December 31, 2012

Billed:
Trade accounts receivable	$2,012,203	$824,747
Retainage	322,903	55,800
Subtotal	2,335,106	880,547
Unbilled	108,307	199,622
Total contracts receivable	2,443,413	1,080,169
Less: Current portion of contracts receivable	(2,209,413)	(1,080,169)
Non-current portion of contracts receivable	$234,000	$—

At December 31, 2013, approximately $234,000 of retainage receivable is not expected to be collected within one year. All amounts were expected to be collected within one year as of December 31, 2012.

4.	COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Costs and estimated earnings on uncompleted contracts at December 31, 2013 and 2012 consisted of the following:

	December 31, 2013	December 31, 2012

Costs incurred on uncompleted contracts	$3,403,675	$683,355
Estimated earnings	1,135,325	251,610
Subtotal	4,539,000	934,965
Less: Billings to date	(4,394,691)	(707,211)
Total costs and estimated earnings on uncompleted contracts	$144,309	$227,754

The above amounts are included in the accompanying balance sheets under the following captions at December 31, 2013 and 2012:

	December 31, 2013	December 31, 2012

Costs and estimated earnings in excess of billings on uncompleted contracts	$691,255	$378,966
Billings in excess of costs and estimated earnings on uncompleted contracts	(546,946)	(151,212)
Total	$144,309	$227,754

Revisions in the estimated gross profit on contracts and contract amounts are made in the period in which the circumstances requiring the revisions become known. During the years ended December 31, 2013 and 2012, the effect of any such revisions in estimated contract profits were immaterial from that which would have been reported had the revised estimates been used as the basis of recognition of contract profit in prior years.

Although management believes it has established adequate procedures for estimating costs to complete on open contracts, it is at least reasonably possible that additional significant costs could occur on contracts prior to completion.

5.	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2013 and 2012 consisted of the following:

	December 31, 2013	December 31, 2012

Office equipment	$287,780	$257,135
Furniture and fixtures	67,372	67,372
Transportation equipment	133,083	60,688
Leasehold improvements	28,605	28,605
Total property and equipment, gross	516,840	413,800
Less: Accumulated depreciation	(337,150)	(318,635)
Total property and equipment, net	$179,690	$95,165

Depreciation expense was $18,515 and $17,308 for the years ended December 31, 2013 and 2012, respectively.

6.	LINE OF CREDIT

The Company has a $1,500,000 line of credit with a bank which is due on demand. Interest on outstanding borrowings is payable at the bank's prime rate plus 1% (4.25% at December 31, 2013). At December 31, 2013 and 2012, the balance outstanding on the line of credit totaled $900,805 and $715,805, respectively. The borrowings were collateralized by substantially all of the Company's assets and personally guaranteed by the stockholder.

The line of credit requires the Company to comply with certain financial and compliance covenants, including, without limitation, a minimum debt service ratio of 1.25, a current ratio of 1.5:1, a minimum net equity requirement of $1.0 million and annual reporting requirements. As of December 31, 2013 and 2012, the Company was not in compliance with its financial covenant as it relates to the required minimum net equity of $1 million but was able to obtain a waiver from the bank.

7.	LONG-TERM DEBT

Long-term debt at December 31, 2013 and 2012 consisted of the following:

	December 31, 2013	December 31, 2012

Notes payable	$64,683	$26,063
Less: Current portion of notes payable	(41,708)	(8,037)
Non-current portion of notes payable	$22,975	$18,026

The notes payable, made by several financial institutions, are due in aggregate monthly installments of $1,950 (including interest ranging from 1.90% through 4.00%) and collateralized by transportation equipment

Principal payment requirements due on the above obligations in each of the five years subsequent to December 31, 2013 are as follows:

Year Ending December 31,	Amount

2014	$41,708
2015	12,751
2016	5,919
2017	4,305
2018	—

Total	$64,683

8.	STOCKHOLDER’S EQUITY

Common stock

The Company is authorized to issue 200,000 shares of common stock with no stated par value. At December 31, 2013 and 2012, the Company had 199 shares of common stock issued and outstanding.

Stockholder contributions

On September 4, 2012, the Company received an equity contribution in the amount of $150,000 from its stockholder. Additionally, at December 31, 2013, the Company’s stockholder surrendered all rights to $275,000 in loan principal by writing off the obligations as equity contributions.

Stockholder distributions

During the years ended December 31, 2013 and 2012, the Company made distributions to its sole stockholder of $146,911 and $125,101, respectively.

9.	RELATED PARTY TRANSACTIONS

The Company rents office space from 309 Pittsfield Road Realty, LLC, an entity affiliated by common ownership. Rent and related charges for the years ended December 31, 2013 and 2012 amounted to approximately $31,000 and $31,000, respectively.

The Company and its stockholder are contingently liable as guarantors for a mortgage obligation held by this related party. The terms of the mortgage call for monthly payments in the amount of $2,595 including interest at a minimum of 4.50%. The amount of the mortgage outstanding as of December 31, 2013 and 2012 was approximately $374,000 and $388,000, respectively. The mortgage payments were current as of December 31, 2013.

On April 2 and September 29, 2011, the Company received loan proceeds in the amount of $175,000 and $100,000, respectively, from its stockholder. The loans were for an undefined term and on an interest free basis. These principal amounts were written off to equity as of December 31, 2013.

On November 3, 2014, the Company was released from its guarantee of the mortgage obligation held by 309 Pittsfield Road Realty, LLC.

10.	COMMITMENTS AND CONTINGENCIES

Guarantee of indebtedness

The Company has guaranteed approximately $374,000 (see Note 9 – Related Party Transactions) of 309 Pittsfield Road Realty, LLC's outstanding debt as of December 31, 2013. The terms of the mortgage call for monthly payments of $2,595 and interest at a minimum of 4.50%. The Company would be obligated to perform under this guarantee if 309 Pittsfield Road Realty, LLC failed to pay the principal and interest payments to the lender when due. The maximum potential amount of future undiscounted payments under the guarantee (including interest) would be approximately $543,000. As of December 31, 2013, 309 Pittsfield Road Realty, LLC was current on its debt payments.

Leases

The Company leases office spaces and vehicles under non-cancelable operating leases expiring through December 2017. Lease expense for the years ended December 31, 2013 and 2012 was approximately $92,000 and $106,000, respectively.

Future minimum rental payments in each of the five years subsequent to December 31, 2013 are as follows:

Year Ending December 31,	Amount

2014	$93,715
2015	64,073
2016	34,260
2017	36,000
2018	—

Total	$228,048

Litigation

The Company, from time to time, may be involved with lawsuits arising in the ordinary course of business. In the opinion of the Company's management, any liability resulting from such litigation would not be material in relation to the Company's financial position, results of operations and cash flows.

Performance bonds

The Company is contingently liable to a surety under a general indemnity agreement. The Company agrees to indemnify the surety for any payments made on contracts of suretyship, guaranty or indemnity. The Company believes that all contingent liabilities will be satisfied by its performance on the specific bonded contracts.

11.	401(K) — PROFIT SHARING PLAN

The Company sponsors a 401(k)/profit-sharing plan, which covers substantially all nonunion employees meeting the length of service requirement of the plan. Matching contributions are not permitted in the plan. However, the Company may make discretionary contributions to the plan. All contributions are subject to the maximum allowable amount under Federal law.

12.	SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are available to be issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company's financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the financial statements are available to be issued.

On October 17, 2014 (the “Closing”), the Company and Mitchell Barack (the “Seller”), the holder of all of the Company’s outstanding common stock, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with ForceField Energy, Inc, a Nevada corporation. Pursuant to the Purchase Agreement, ForceField acquired (the “Acquisition”) all of the Company’s outstanding equity from the Seller for an aggregate purchase price of $7.5 million consisting of the following:

●	A cash payment of $1,000,000 to the Seller;
●
The issuance of 366,845 shares (the “Share Consideration”), of ForceField’s restricted common stock (the “Common Stock”) to the Seller and 87,700 restricted shares of Common Stock to certain employees of the Company (the “Employee Shares”) valued at $2.5 million;

●
The issuance to the Seller of two secured promissory notes from ForceField (the “Seller Notes”) consisting of: a $2.075 million note bearing interest at 6.02% per annum due in April 2016, and a $1.075 million note due on November 16, 2014. In addition, as part of the transaction, ForceField agreed to pay the Company’s employees that received Employee Shares an aggregate amount of $850,000 (of which $425,000 is payable upon the maturity of the $2.075 million note, and the remaining $425,000 is payable upon the maturity of the $1.075 million note).

The $2.075 million note is secured by 687,500 shares of restricted Common Stock, pursuant to a Stock Pledge Agreement between ForceField and the Seller (the “Pledge Agreement”), and the $1.075 million note is secured by all of the assets of the Company. All of the Sellers Notes and payments due to the ESCO employees may be paid prior to maturity without any prepayment penalty. Concurrent with the Closing, ForceField paid approximately $1.5 million in cash to retire all of the bank debt on the Company’s balance sheet.

On November 3, 2014, the Company was released from its guarantee of the mortgage obligation held by 309 Pittsfield Road Realty, LLC.

The Company has evaluated subsequent events through January 2, 2015, which is the date the financial statements were issued, and concluded that there were no other events or transactions that needed to be disclosed.